Exhibit 10.3

DATED 14 July 2020

Diversey Limited (1)

and

Philip Robert Wieland (2)

SERVICE AGREEMENT

THIS AGREEMENT IS DATED 14 July 2020

PARTIES:

(1)	Diversey Limited whose registered office is Weston Favell Centre, Northampton, NN3 8PD (the "Employer"); and

(2)	Philip Robert Wieland of Sixpenny Buckle, Clodhouse Hill, Woking, Surrey, GU22 0QS ("you").

AGREED TERMS:

1.	DEFINITIONS

1.1	In this agreement, the following expressions have the following meanings:

"Board" means the principal board of directors (or equivalent body) of the Group or any committee of such board duly appointed by it;

"Cause" means any of

1.1.1	you are guilty of gross misconduct or commit any material or (after warning) repeated or continued breach or non-observance of your obligations to the Employer or to any member of the Group (whether under this agreement or otherwise) or if you refuse or neglect to comply with any reasonable and lawful directions of the Employer or the Board;

1.1.2	you are guilty of any fraud or dishonesty or act in a manner which in the reasonable opinion of the Employer brings or is likely to bring you or the Employer or any member of the Group into disrepute or is materially adverse to the interests of the Employer or any member of the Group;

1.1.3	you are, in the reasonable opinion of the Employer, grossly negligent and/or incompetent in the performance of your duties, or fail to perform your duties to a satisfactory standard (having previously been given written notice of such failure (whether by means of routine appraisal or otherwise) and a reasonable opportunity to improve);

1.1.4	you are guilty of a serious breach of any principles, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Employer or adopted by the Employer from time to time;

1.1.5	you commit any criminal offence (other than a motoring offence for which a non-custodial penalty may be imposed);

1.1.6	you facilitate tax evasion;

1.1.7	you are disqualified from holding any office which you hold in the Employer or any member of the Group or resign from such office without the prior written approval of the Board;

1.1.8	you have failed to promptly report a notifiable data security breach of which you are aware in accordance with the Group’s relevant policy then in place and legal obligations;

1.1.9	you become bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984; or

1.1.10	you commit a Material Breach.

"Confidential Information" means all and any information, in whatever form, of or relating to the Employer or any member of the Group or any investor in or shareholder of the Group which you (or, where the context so requires, another person) have obtained by virtue of your employment or engagement and which the Employer or any member of the Group regards as confidential, including (but not limited to):

(a)	financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;

(b)	information relating to business methods, corporate plans, business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;

(c)	information relating to and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Employer or any member of the Group;

(d)	details of employees, officers and workers of and consultants to the Employer or any member of the Group, their remuneration details, job skills, experience and capabilities and other personal information;

(e)	information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation to the development or supply of any future product or service of the Employer or any member of the Group and information concerning the intellectual property portfolio and strategy of the Employer or any member of the Group; and

(f)	any information in respect of which the Employer or any member of the Group is bound by an obligation of confidence to a third party but excluding any information which:

(i)	is part of your own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Employer or any member of the Group without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement;

"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical drive or solid state memory device or cloud server and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

"Employment" means your employment under this agreement;

"Employment IPRs" means all Intellectual Property Rights subsisting (or which may in the future subsist) in all Work Product or created or contributed by you in the course of your Employment (whether or not during working hours or using the Employer's resources or premises) and all works and materials embodying them including, but not limited to, all works, publications, records and any materials used in and associated with the business activities of the Employer (and any member of the Group) and any other know-how or strategies that might be used, developed or contributed to by you;

"Garden Leave" means any period during which the Employer exercises its rights under clause 16;

“Good Reason” means the occurrence of any of the following, in each case, without your written consent: (i) a reduction in your Base Salary; (ii) a reduction in the your Target Bonus; (iii) a material and adverse change in your title, authority or duties (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); or (iv) a material breach by a member of the Group of any agreement between you and such member of the Group. You cannot terminate the Employment for Good Reason unless you have provided written notice to the Employer of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Employer or member of the Group has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your Employment for Good Reason within thirty (30) days after the Employer’s failure to cure the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

"Group" means Constellation (BC) S.à r.l. and any subsidiary undertaking of Constellation (BC) S.à r.l. from time to time (for the avoidance of doubt, including the Employer) and "member of the Group" includes any undertaking in the Group. In this agreement, "subsidiary undertaking" has the meaning set out in sections 1161 and 1162 of the Companies Act 2006 (and include, without limitation, limited liability partnerships), modified so that: sections 1162(2)(c) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be "acting on behalf of" an undertaking or any of its subsidiary undertakings if any of that undertaking's shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security;

"HMRC" means HM Revenue and Customs;

"Intellectual Property Rights" means patents, rights to Work Product, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

"Investment" means any holding as a bona fide investment of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded or any comingled fund, so long as you have no active participation in the business of such corporation;

"Material Breach" means (a) any material breach by you of any non-compete, non-solicit, anti-disparagement or confidentially undertakings given by you in favour of any member of the Group (including, for the purposes of this agreement, the covenants set forth in Clause 17 herein); (b) any material breach by you of the amended and restated securityholders’ agreement relating to Constellation (BC) S.à r.l. dated 10 March 2020 (as amended and/or restated from time to time, the "Investment Agreement"), any applicable equity agreements or any other agreement (other than this agreement) between you and a member of the Group; and/or, (c) any material breach by you of Sections, 11, 12, 13, 15, 16 or 19 herein;

"Work Product" means any and all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and all other works of a creative, technical or professional nature (and any derivatives of any of the foregoing) that are conceived, made, developed, or acquired by you during your Employment (either for the Employer or any other member of the Group) that relate in any way to the Employer's current, proposed or planned research, developments, operations, business, strategies, products or services; and

"Termination Date" means the date on which the Employment terminates.

2.	APPOINTMENT AND TERM

2.1	You will be employed as the Chief Executive Officer of the Group.

2.2	The Employment commences on 14 July 2020 and will, subject to the remaining terms of this agreement, continue until terminated by either party giving to the other party not less than six months’ prior written notice, save for termination by the Employer for Cause (in accordance with Clause 14.5) or by you for Good Reason.

3.	DUTIES

3.1	During the Employment you will:

3.1.1	act as a member of the Board and as a director of any other member of the Group as requested by the Board;

3.1.2	abide by your statutory, fiduciary and common law duties to the Employer;

3.1.3	comply with the articles of association (as amended from time to time) of the Employer;

3.1.4	comply with the terms of the Investment Agreement;

3.1.5	devote the whole of your working time, attention and abilities to the business of the Employer and the Group;

3.1.6	diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Board;

3.1.7	use your best endeavours to promote, protect, develop and extend the business of the Employer and any member of the Group in existence from time to time;

3.1.8	comply with all reasonable and lawful directions given to you by the Employer and the Board;

3.1.9	under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, firm or company having business transactions with the Employer or any member of the Group in existence from time to time unless previously agreed with the Board. For the avoidance of doubt this provision will not include any sums received by you from Bain Capital Private Equity in connection with your previous role as an operating partner at Bain Capital Private Equity;

3.1.10	promptly make such reports to the Board on any matters concerning the affairs of the Employer as are reasonably required;

3.1.11	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Employer or any member of the Group in existence from time to time to the Board within a reasonable time (but without undue delay) of becoming aware of it;

3.1.12	comply with any code relating to dealing in the securities of any member of the Group, adopted by the Employer from time to time;

3.1.13	comply with any law, principles, rules and regulations which apply to the Employer or you as a director or employee of the Employer or any member of the Group, including those of any regulatory authority or of any market on which the securities of any member of the Group are quoted or traded;

3.1.14	comply with any corporate governance code or guidelines to the extent required by law or regulation or as adopted by the Employer from time to time; and

3.1.15	notify the Board or such other person stipulated by the Employer immediately on becoming aware of an actual or potential data security breach and take such steps that may be required to handle such breach.

3.2	The Employer may issue policies, procedures and rules on the conduct that it expects from its employees and may amend or replace them from time to time. You must familiarise yourself with and comply with the content of any such policies, procedures and rules.

3.3	You may be required to carry out work for or to hold office in any member of the Group at any time without additional remuneration.

4.	HOURS AND PLACE OF WORK

4.1	Your normal working hours are 9 am to 6 pm, Monday to Friday, together with such additional hours as may be necessary for the proper performance of your duties.

4.2	The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to your employment. You are entitled to terminate this opt-out at any time by giving not less than three months' written notice addressed to the Board.

4.3	Your normal place of work will be your own residence, but the Employer may require you to work at any other location on either a temporary or an indefinite basis.

4.4	You agree to travel (both within the United Kingdom and abroad) as and when required for the proper performance of your duties. However, you will not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	REMUNERATION

5.1	You will be paid a salary consisting of USD 900,000 per annum, which will accrue from day to day and be payable in USD by equal monthly instalments in arrears on or before the last working day of each calendar month (the "Base Salary"). You will not receive additional remuneration by way of fees for acting as a director of the Employer or any member of the Group.

5.2	Your Base Salary shall be reviewed by the Board in or around March each year. There shall be no obligation to increase your Base Salary at any time. The Employer confirms that any salary review will not result in any decrease to your Base Salary. There will be no review of the salary after notice has been given by either party to terminate the Employment.

5.3	The Employer may deduct from your salary or any other payments due to you any sums owed by you to the Employer or any member of the Group at any time.

5.4	In addition to the Base Salary, for each fiscal year ending during the Employment, you shall have the opportunity to earn an annual bonus (the “Annual Bonus”), with the target bonus opportunity equal to no less than 100% of your then current Base Salary (the “Target Bonus”), subject to meeting such quantitative and qualitative performance goals to be established by a relevant subcommittee of the Board (after consultation with you) to the reasonable satisfaction of the Board in its sole discretion, and subject always to any terms and condition of the Diversey annual incentive plan. The actual amount of any Annual Bonus may range from 0% to 200% of the Target Bonus, based upon achievement of the designated performance goals to the reasonable satisfaction of the Board in its sole discretion.. The Annual Bonus, if any, shall be paid to you in the following fiscal year no later than the first payroll following completion of the audit of the financial statements of the Group for the fiscal year relating to such Annual Bonus and confirmation of the Annual Bonus for such fiscal year unless your Employment terminates for Cause in accordance with clause 14.5 or you have given notice of termination other than for Good Reason, prior to such date.

5.5	For the 2020 fiscal year, your Annual Bonus will be prorated based on your actual Employment (by multiplying the amount of such Annual Bonus which you may be entitled to as determined by the Board for the full fiscal year 2020 (the “Full-year 2020 Bonus Amount”) by a fraction, the numerator of which is the number of days during the fiscal year 2020 that you were employed by the Employer, and the denominator of which is three hundred sixty-six (366) (the “2020 Annual Bonus Amount”)). If the EBITDA of the Group for the fiscal year 2020 is equal to or greater than USD 375,000,000, as determined by, and to the reasonable satisfaction of, the Board in its sole discretion, then you will be entitled to receive, in addition to the 2020 Annual Bonus Amount, an additional bonus in an amount (the “2020 Compensation Top-Up Amount”), which is equal to the excess amount, if any, of (a) the sum of (i) $900,000, plus (ii) the Full-year 2020 Bonus Amount, over (b) the sum (i) of the amount of Base Salary actually paid or payable to you by the Employer for the 2020 fiscal year, plus (ii) the 2020 Annual Bonus Amount plus (iii) the amount of base salary and cash bonus actually paid or payable to you in respect of the calendar year 2020 from Bain Capital Private Equity in respect of your role as operating partner at Bain Capital Private Equity. Schedule 2 attached hereto contains a worked example, for illustrative purposes only, of the manner in which the 2020 Compensation Top-Up Amount will be calculated in accordance with the foregoing formula. The 2020 Compensation Top-Up Amount, if any, shall be paid to you in the fiscal year 2021 no later than the first payroll following completion of the audit of the financial statements of the Group for the fiscal year 2020 unless your Employment terminates for Cause in accordance with clause 14.5 or you have given notice of termination other than for Good Reason, prior to such date.

5.6	Within ten (10) days of the commencement of your Employment, you shall be offered the opportunely to subscribe for 1,966,655 Class B Shares of Constellation (BC) Poolco S.C.A (the “Incentive Award”), representing 21% of the overall management incentive shares pool at such time. The Incentive Award will be subject to the terms of the Investment Agreement, the articles of association of Constellation (BC) Poolco S.C.A and Constellation (BC) S.a.r.l and the other governing documents applicable to such award, including a side letter and a MIP Loan Agreement with respect to your payment of consideration for and receipt of such Incentive Award. Such documents shall be substantially in the form which have been provided to you.

5.7	Within thirty (30) days following the commencement of your Employment, you will be given an opportunity to make an indirect co-investment in Constellation (BC) S.a.r.l by subscribing for such number of securities of Constellation (BC) Poolco S.C.A and for such price as agreed between you and the Board. The co-investment will be made in the same class of securities and on a pari passu basis as the co-invest equity securities held by the existing management co-investors and shall be subject to the terms of the Investment Agreement, the articles of association of Constellation (BC) Poolco S.C.A and Constellation (BC) S.a.r.l and the other governing documents applicable to such co-investment securities (with such purchased co-investment securities, the “Co-Investment Securities”).

6.	EXPENSES

The Employer will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this agreement which are consistent with the Group’s policies in effect from time to time with respect to travel, entertainment and other business expenses and subject to production of such receipts or other appropriate evidence as the Employer may require. The Employer will pay the reasonable and duly invoiced attorneys’ fees incurred by you in connection with the negotiation and documentation of this Agreement and related agreements up to a cap of USD 30,000 in aggregate.

7.	HOLIDAYS

7.1	You will be entitled to 25 days' paid holiday in each holiday year (being the period from 1 January to 31 December) together with the usual bank and other public holidays. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

7.2	Holiday can only be taken with the advance approval of the Board. You may carry forward a maximum of five days' holiday from one holiday year to the next. Any such holiday carried forward must be taken within the first three months in the subsequent holiday year otherwise they will be cancelled. This is not a contractual right and is at the Employer’s discretion. You are not entitled to receive any payment in lieu in respect of such entitlement, save on termination as provided in clause 7.3.

7.3	On termination of the Employment, the Employer may either require you to take any unused and accrued holiday entitlement during any notice period (but such holiday entitlement will be deemed to be taken during any period of Garden Leave) or make a payment in lieu based on your entitlement under clause 7.1 for the holiday year in which your employment terminates. If you have taken more holiday than your accrued entitlement, you will be required to reimburse the Employer in respect of the excess days taken and the Employer is authorised to deduct the appropriate amount from any sums due to you. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260th of your salary.

8.	SICKNESS ABSENCE

8.1	Your qualifying days for SSP purposes are your normal working days.

8.2	Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), at the sole discretion of the Employer you may continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to six months (or such longer period as the Board may approve), in accordance with the Group’s applicable policy (as may be amended, restated, terminated or replaced from time to time). Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive and, to the extent that damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Employer on demand at such time as you receive such third party payment (provided that you will not be required to repay a sum in excess of the amount of damages recovered).

8.3	You will notify the Board as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence and to provide a medical certificate for any period of incapacity of more than seven days (including weekends). Further certificates must be provided to cover any further periods of incapacity.

8.4	You agree to consent to medical examinations (at the Employer's expense) by a doctor appointed by the Employer should the Employer reasonably require and you will provide to that doctor copies of your medical records. The results of the examination may be disclosed to the Employer and the Employer may discuss such results with the relevant doctor. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this to the Employer.

8.5	If you are away from work due to illness or injury for a consecutive period of 60 days the Employer may appoint another person or persons to perform your duties.

8.6	No sick pay under clause 8.1 will be paid on any day when:

8.6.1	a hearing is pending which relates to any aspect of your conduct or performance and which could result in the imposition of a warning, dismissal or other sanction; or

8.6.2	you have been told, whether formally or informally, that there are concerns about any aspect of your conduct or performance which could result in a disciplinary hearing; or

8.6.3	you are in breach of your obligations in relation to medical examinations and reports set out above.

9.	PENSION

9.1	The Employer will comply with its pension duties in relation to you, in accordance with Part I of the Pensions Act 2008.

9.2	You may participate in the Employer's contributory stakeholder pension scheme, subject to the rules of the scheme and HMRC limits from time to time. Alternatively, the Employer will pay the cash equivalent of its contribution into such pension scheme directly to you subject to necessary statutory deductions, in accordance with the applicable Group’s policy (as may be amended, restated, terminated or replaced from time to time) . If you do not join upon commencement of your employment, and if you meet the eligibility criteria for auto-enrolment, you will be automatically enrolled into the Employer contributory stakeholder pension scheme, though you have a right to opt out. The Employer withholds the right to change the pension arrangements subject to changing pension legislation or the needs of the business, in a manner consistent with any other affected senior executives.

10.	OTHER BENEFITS

10.1	You will be entitled to participate in the Group’s (i) Accident & Life Insurance plan; (ii) Permanent Health Insurance (Long Term Sick benefit); and (iii) Private medical health insurance, in each case depending on your pension contributions (if any) and in accordance with the Group policy then in place and the rules of such schemes and related insurance policies (as may be amended, restated, terminated or replaced from time to time).

10.2	You will be entitled to (i) car allowance in accordance with the Group’s Company Car Plan; and (ii) Enhanced Maternity and Paternity Pay, in each case in accordance with and subject to the relevant and applicable Group’s policy then in place (as may be amended, restated, terminated or replaced from time to time).

10.3	The Employer reserves the right to discontinue, vary or amend the schemes set out in Sections 9.2, 10.1 and 10.2 (including the level of cover) or change the providers at any time and is under no obligation to provide or continue to provide these benefits if they are not available for you (or, if applicable, for your spouse or civil partner or any dependant children under the age of 18) or not available at a cost the Employer considers reasonable. If the insurance providers refuse for any reason to provide any of the benefits to you or, if applicable, your family, the Employer will not be liable to provide you with any replacement benefits of the same or similar kind or to pay any compensation in lieu of such benefits. The Employer will further not assume any liability for any payments that any insurer shall decline to make.

10.4	All insurances are provided to you at no expense to the Employer, save for any premiums that may be payable to the insurer from time to time, in accordance with the rules of the applicable plan.

11.	OTHER INTERESTS

11.1	You will not (except as a representative of the Employer or with the prior written approval of the Board (not to be unreasonably withheld or delayed)) whether paid or unpaid, directly or indirectly:

11.1.1	undertake, be engaged or concerned in the conduct of;

11.1.2	be or become an employee, agent, partner, consultant or director of; or

11.1.3	assist or have any financial interest (other than the holding of an Investment or the holding of any personal or family real estate investment) in any other business, trade, profession or occupation, whether actual or prospective. For the avoidance of doubt, interests or activities that may, whether individually or in the aggregate, in the opinion of the Board interfere or conflict with your duties or the interests of the Employer or the Group will not be approved by the Board.

11.2	It is acknowledged that you have disclosed to the Employer and will continue to be involved in such other activities as are set out in Schedule 1.

11.3	Nothing herein will prohibit you from holding an Investment.

11.4	You agree to disclose to the Board any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.

12.	CONFIDENTIAL INFORMATION

12.1	You will not (save in the proper course of your duties or as specifically authorised by the Employer) either during the Employment or any time after its termination (howsoever arising) directly or indirectly:

12.1.1	use any Confidential Information;

12.1.2	disclose or permit the disclosure of Confidential Information to any person, company, or organisation whatsoever; or

12.1.3	make or use any Copies.

12.2	You are responsible for protecting the confidentiality of the Confidential Information and shall:

12.2.1	use your best endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and

12.2.2	inform the Employer immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

12.3	At any time during the Employment, following the written request of the Employer, you agree to return any Confidential Information and any Copies to the Employer and to irretrievably delete any information relating to the business of the Employer or any member of the Group or any of their shareholders stored on any magnetic or optical drive or solid state memory device or cloud server and all matter derived from such sources which is in your possession or under your control outside the Employer's premises. You further agree to deliver up to the Employer, on request, your electronic devices so the Employer can ensure your compliance with this clause 12.3 and will, if requested, provide a signed statement that you have complied fully with your obligations under this clause 12.3.

12.4	During the Employment and at any time following the Termination Date, you shall not make any adverse, disparaging or derogatory comments (whether orally or in writing, including, without limitation, any comments or references in any online blog or personal webspace) about the Employer, any member of the Group or its or their employees, officers, affiliates, investors, representatives, business, products or services, or do anything which may bring the Employer, any member of the Group or its or their employees, officers, affiliates, investors, representatives, business, products or services into disrepute.

12.5	The restrictions above shall not apply to information which you, the Employer or another person may be ordered to disclose by a court of competent jurisdiction or which you or the Employer disclose pursuant to and in accordance with the Public Interest Disclosure Act 1998, in reporting misconduct to a regulator, in cooperating with a criminal investigation or prosecution, or as may be required by law.

13.	INTELLECTUAL PROPERTY

13.1	You shall give the Employer full written details of all Work Product and of all materials and works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your Employment (whether or not for the Employer or any other member of the Group, or during working hours or using the Employer's premises or resources) which relate to, or are reasonably capable of being used in, the business of the Employer or any member of the Group. You acknowledge that all Employment IPRs shall automatically, on creation, vest in the Employer absolutely regardless of whether it was created in the course of providing services to another member of the Group. At any time on the Employer's request and in any event on the termination of the Employment you shall give the Employer all originals and copies of all works, publications, records and any materials, including, without limitation, code, backups, correspondence, documents, papers and records on all media which record or relate to any Work Product or Employment IPRs. To the extent that any Work Product or Employment IPRs do not vest automatically, you hold them on trust for the Employer. You agree promptly to execute all documents and do all acts as may, in the opinion of the employer, be necessary to give effect to this clause 13.1.

13.2	You understand and agree that the Employment IPRs are the exclusive property of the Employer and shall be owned by the Employer.

13.3	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.1 above.

13.4	You hereby irrevocably appoint the Employer to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Employer or its nominee the benefit of this clause 13 and acknowledge in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Employer that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

13.5	You must ensure that any business contacts which you make in the course of the Employment are reported to the Employer and entered into such customer relationship management database as the Employer may from time to time direct.

14.	TERMINATION

14.1	Notwithstanding clause 2.2, the Employer may (in its sole and absolute discretion) terminate the Employment at any time and with immediate effect by giving you notice whether orally or in writing that it is exercising its right to do so under this clause and that it will make you a payment in lieu of notice equal to your salary and contractual benefits (excluding, for the avoidance of doubt, any bonus) which you would have been entitled to receive during the notice period (or remainder of the notice period) referred to in clause 2.2 (the “Notice Pay”) less income tax and national insurance contributions. The Employer may elect, as regards the contractual benefits due under this clause, to either (i) make a payment equivalent to the cost of the Employer of providing the benefit; or (ii) continue to provide the benefit during the period for which payment in lieu of notice is made.

14.2	The Employer may elect to pay the payment in lieu of notice in equal monthly instalments during what would otherwise have been the notice period referred to in clause 2.2.

14.3	You will have no right to receive a Notice Pay unless the Employer has exercised its discretion in clause 14.1 above. Nothing in this clause 14 shall prevent the Employer from terminating the Employment and electing not to make you any payment in lieu of notice.

14.4	Notwithstanding clause 14.1, you will not be entitled to any Notice Pay if the Employer would otherwise have been entitled to terminate the Employment without notice in accordance with clause 14.5. In that case the Employer will also be entitled to recover from you any payment in lieu (or instalments thereof) already made.

14.5	The Employer may also terminate the Employment at any time with immediate effect without notice and without Notice Pay for Cause.

14.6	The rights of the Employer under clause 14.5 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach by you of this agreement as having brought the agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.

14.7	If the Employment is terminated by the Employer without Cause or by you for Good Reason, you shall receive the following payments (less statutory deductions):

14.7.1	an amount equal to (i) one (1.0) time your Base Salary, less (ii) the gross amount of any Notice Pay paid or payable to you pursuant to clauses 14.1 to 14.5, with such amount being payable in a lump sum within 30 days of your Termination Date; and

14.7.2	a pro-rata portion of any Annual Bonus determined by the Board payable to you for the fiscal year in which the Termination Date occurs, with the amount of such Annual Bonus based on the Target Bonus for such fiscal year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Employer, and the denominator of which is three hundred sixty-six (366)), payable in accordance with Section 5.3 and subject to the terms and conditions applicable to the Annual Bonus.

15.	OBLIGATIONS ON TERMINATION

15.1	On the termination of the Employment (howsoever arising) or, if earlier, at the start of any Garden Leave, you will:

15.1.1	immediately deliver to the Employer all property of the Employer or any member of the Group which may be in your possession or control including, without limitation, keys, mobile phone, company car (if any), blackberry, computer equipment, and all Copies, correspondence, documents, papers, memoranda, notes and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs and software programmes (in whatever media) relating to the business or affairs of the Employer and all copies of the above, provided that where you are on Garden Leave you will not be required to return to the Employer (until the termination of the Employment) any property provided to you as a contractual benefit under the terms of this agreement;

15.1.2	irretrievably delete any information relating to the business of the Employer or any member of the Group stored on any magnetic or optical drive or solid state memory device or cloud server and all matter derived from such sources which is in your possession or under your control outside the Employer's premises;

15.1.3	deliver up to the Employer, on request, your electronic devices so the Employer can ensure your compliance under clauses 15.1.1 and 15.1.2 and, if requested, provide a signed statement that you have complied fully with your obligations under such clauses;

15.2	On termination of the Employment (howsoever arising and whether lawful or not) any rights which you may have with respect to the Incentive Award, Co-Investment Securities and under or with respect to any share option or incentive scheme in which you participate or may have received grants or allocations shall be exclusively governed by the Investment Agreement, the articles of association of Constellation (BC) Poolco S.C.A and Constellation (BC) S.a.r.l and other agreements and rules applicable to such award, securities and scheme(s) as in force from time to time. Any termination of this employment agreement (howsoever arising an whether lawful or not) will not entitle you to any right to compensation under or in respect of any such award, securities and schemes referred to in this clause 15.2.

15.3	On termination of the Employment (howsoever arising and whether lawful or not) or, if earlier, at the start of any Garden Leave, you will immediately resign, without any claim for compensation, from all offices held in the Employer or any member of the Group and as a trustee of any pension scheme connected to the Employer or any member of the Group, and you hereby irrevocably appoint the Employer to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause.

16.	GARDEN LEAVE

16.1	The Employer is under no obligation to provide you with work and may (if either party serves notice to terminate the Employment or if you purport to terminate the Employment in breach of contract) require you not to perform any duties or to perform only specified duties.

16.2	During any period of Garden Leave, you shall:

16.2.1	remain an employee of the Employer and be bound by the terms of this agreement (including, but not limited to, your implied duties of good faith and fidelity);

16.2.2	continue to receive your salary and contractual benefits in the usual way (subject to the rules of the relevant benefits scheme(s) in force from time to time and the terms of this agreement);

16.2.3	not, without the prior written consent of the Board attend your place of work or any other premises of the Employer or any member of the Group;

16.2.4	not contact or deal with (or attempt to contact or deal with) any officer or employee (other than on a purely social basis), consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group except such person(s) as the Employer shall designate in writing, and the Employer may suspend your access to all or any information technology systems of the Employer and any member of the Group;

16.2.5	be deemed to take any accrued but unused holiday entitlement; and

16.2.6	(except during any periods taken as holiday, which should be notified in advance in accordance with the usual procedures) ensure that the Board knows where and how you can be contacted during normal working hours.

16.3	During any period of Garden Leave, the Board may, in its absolute discretion, appoint another person to perform your responsibilities jointly with you or in your place.

17.	RESTRICTIVE COVENANTS

17.1	In this clause 17:

“Applicable Area” means each of North America, Latin America, Europe, Asia Pacific, Middle East and Africa, but if such area is determined by judicial action to be too broad, then it means the broadest permissible area permitted by applicable law;

“Business” means, collectively, (a) the businesses in which the Group is engaged as of the date of this agreement and (b) any other lines of businesses in which the Group is actually engaged, or which either Board is actively considering (to your knowledge), as of the Termination Date;

"Capacity" means as an officer, director, manager, member, trustee, stockholder, beneficiary, owner, partner, joint venture, investor, employee, independent contractor, agent, consultant, advisor, representative or in any other capacity; and

“Customer” means any person who (a) purchased products or services from the Group during the twenty-four (24) months prior to the Termination Date; or (b) was called upon or solicited by the Group during such twenty-four (24)-month period, with whom or which you, or any person who reported directly to you, had any dealings at any time during such twenty-four (24)-month period.

17.2	You covenant with the Employer (for itself and as trustee and agent for each member of the Group) that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person, anywhere in the Applicable Area, for 12 months following the Termination Date less any period of Garden Leave as provided at clause 16 above:

17.2.1	act in any Capacity, or provide services, for any business that directly or indirectly competes with the Business;

17.2.2	otherwise engage in any business, venture or activity that is competitive with the Business; or

17.2.3	except as permitted below, own any interest in, consult with, render services to or otherwise assist any person that does any of the foregoing.

17.3	Section 17.2 shall not prohibit you from holding an Investment. In addition, the provisions of Section 17.2 shall not be violated by you commencing employment with (or providing services to or having an ownership interest in) a private equity or financial sponsor that owns a company engaged in the Business, or otherwise commencing employment with, or providing services to, a subsidiary, division or unit of any entity that engages in or competes with the Business, in each case, so long as (i) you do not perform services for, or provide any assistance to (whether directly or indirectly), the company, subsidiary, division or unit that competes with the Business or (ii) the entity for which you provide services only derives de minimis revenues from activities competitive with the Business, as determined by the Board in good faith.

17.4	You covenant with the Employer (for itself and as trustee and agent for each member of the Group) that you will not, directly or indirectly, in any manner (whether on your own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise or in conjunction with any firm, company or person), for 12 months following the Termination Date less any period of Garden Leave as provided at clause 16 above:

17.4.1	(i) canvass, solicit or endeavour to entice away, employ, retain, recruit or otherwise attempt to employ or retain (A) any current employee or consultant of the Group or (B) any former employee or consultant who was employed by or providing services to the Group within the preceding six (6)-month period (but excluding any employee or consultant whose employment or service was terminated by the Group without “cause”) or (ii) knowingly induce or attempt to induce any current employee of, or consultant to, the Group to leave the employ or service of the Group or knowingly interfere with the relationship between the Group and any of its employees or consultants; or

17.4.2	canvass, solicit or endeavour to entice away from the Group, call on or service any Customer with the intent of providing goods or services to that Customer or attempting to provide goods or services sold by (or similar to the service or product sold by) the Group, (ii) in any way accept business covered in (i) from, or knowingly interfere with the relationship between the Group and, any Customer (or any known prospective Customer), or (iii) knowingly interfere with the relationship between the Group and any supplier, licensee or other business relation of the Group or discourage or prevent any Customer from conducting business with the any member of the Group; provided, that, the foregoing shall not prevent you from making otherwise permissible statements in any litigation proceeding between you, on the one hand, and the Group, on the other hand.

17.5	Notwithstanding the foregoing, the provisions of Section 17.4 you shall not be restricted from (A) placing a bona fide general advertising or solicitation not specifically targeted at Group-related persons or entities (provided that such advertising or solicitation is not undertaken with the intent to circumvent the restrictions herein), (B) you serving as a reference, upon request, for any employee of the Group, or (C) actions taken by any person or entity with which you are associated, if you are not involved in the matter and has not identified such Group-related person or entity for solicitation or hiring.

17.6	At any time after the Termination Date, you may not represent yourself as being in any way connected with (other than as a former employee or as a shareholder, as the case may be), or interested in the business of the Employer or any member of the Group or use any registered names or trading names associated with the Employer or any member of the Group.

17.7	Each of the restrictions contained in this clause 17 (on which you have had the opportunity to take independent legal advice) is intended to be separate and severable and while they are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions is held to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or any member of the Group but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.

17.8	You agree that you will (at the request and cost of the Employer) enter into a separate agreement with any member of the Group for which you perform services under which you will agree to be bound by restrictions corresponding to the restrictions contained in this clause 17 (or such similar restrictions as will be appropriate provided that such restrictions shall be no wider in scope than those contained in this clause) in relation to such member of the Group.

17.9	You agree that if your employment is transferred to any person, company, firm, organisation or other entity other than the Employer or any member of the Group (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer that will contain provisions that provide protection to the New Employer similar to that provided to the Employer and any member of the Group under clause 17.2 and clause 17.4.

17.10	If, during the Employment or any period during which the restrictions in this clause 17 apply you receive an offer to be involved in a business in any Capacity, you will notify the person making the offer of the terms of this clause 17.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURE

18.1	You are subject to the Employer's disciplinary procedures, which can be obtained from the Group’s HR department. These procedures do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision, you should apply in writing to the Chairman of the Board.

18.2	The Employer may at any time suspend you on full pay for a period of up to 20 working days, or such longer period as shall be reasonably necessary, for the purposes of investigating any allegation of misconduct or neglect against you.

18.3	If you wish to obtain redress of any grievance relating to the Employment you should apply in writing to the Board, in accordance with the Employer's grievance procedures which can be obtained from the Group’s HR department. These procedures do not form part of your contract of employment.

19.	PERSONAL DATA

19.1	You acknowledge that the Employer will from time to time process data that relates to you for the purposes of the administration and management of its employees and its business, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes.

19.2	You will at all times comply with the Employer's data protection policy when processing other people's personal data.

19.3	You are referred to the Employer's data protection policy (as amended from time to time) for further details.

20.	E-MAIL AND INTERNET

Telephone calls made and received by you using the Employer's equipment, use of the e-mail system to send or receive business or personal correspondence and use of the internet may be monitored and/or recorded by the Employer. You acknowledge that the content of any communications using the Employer's systems or anything stored on such systems will not be private and confidential to you but will belong to the Employer and that the use of such systems is for business purposes only.

21.	TRAINING

No training will be provided to you during the Employment.

22.	OTHER PAID LEAVE

You may be eligible to take other types of paid leave, subject to any statutory eligibility requirements or conditions and the Employer's rules, such leave includes statutory paternity, adoption, shared parental, parental and parental bereavement leave.

23.	COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the Employment.

24.	NOTICES

Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Employer) its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address (with a copy by electronic mail with confirmation of transmission by the transmitting equipment) and shall be deemed to have been served at the time at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by e-mail except with the written consent of the other party.

25.	FORMER AGREEMENTS

25.1	This agreement contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment or engagement, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement.

25.2	You hereby warrant and represent to the Employer that you will not, in entering into this agreement or carrying out your duties under this agreement, be in breach of any other terms of employment whether express or implied or any other obligation binding upon you.

26.	CONSTRUCTION

26.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

26.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this agreement) for the time being in force.

26.3	Schedule 1 to this agreement forms part of and are incorporated into this agreement.

26.4	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

27.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Employer and any member of the Group benefitting from a provision of this agreement shall have any rights under it.

28.	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

29.	INDEMNIFICATION AND D&O COVERAGE

The Employer and, as applicable, other members of the Group, shall cover you with directors and officers liability insurance to the extent of the coverage they provide to any other officer or director. The Employer and, as applicable, the other members of the Group shall, to the extent the same is provided by such entities to other officers or directors of the Group, indemnify and hold you harmless, to the fullest extent permitted by law and the organizational documents of any relevant members of the Group, from and against all reasonable costs, charges and expenses (including, without limitation, reasonable attorneys’ fees) and on the same basis as any other officer or director of each relevant member of the Group and in accordance with the constitutional documents of any such member of the Group and any applicable Group policy (as amended from time to time). The provisions of this Clause 29 shall not be deemed exclusive of any other rights to which you may have under any applicable law, certificate of incorporation, by-law, agreement, vote of shareholders or directors, or otherwise.

30.	PROPER LAW

30.1	Any claim or matter of whatever nature arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this agreement shall be construed in all respects in accordance with, the law of England and Wales.

30.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

[Signature pages follow]

EXECUTED as a deed by Susan Bean	Signature

DIVERSEY LIMITED
/s/ Susan Bean

acting by a director, in the presence of:
Director

Print name

Susan Bean

Witness signature	/s/ Michael Chapman

Name (in BLOCK CAPITALS)	MICHAEL CHAPMAN

Address	xxxxx

SIGNED as a deed by	Signature
PHILIP ROBERT WIELAND

in the presence of:	/s/ Philip Robert Wieland

Witness signature	/s/ Rebecca Middleton

Name (in BLOCK CAPITALS)	Rebecca Middleton

Address	xxxxx